       As filed with the Securities and Exchange Commission on December 21, 1998
                                                      Registration No. 333-
                                                                           -----
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--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                --------------------
                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                                --------------------
                              VALENCE TECHNOLOGY, INC.
               (Exact name of registrant as specified in its charter)

           DELAWARE                                       77-0214673
 (State or other jurisdiction                          (I.R.S. Employer
      of incorporation or                             Identification No.)
         organization)

                                --------------------
                                  301 CONESTOGA WAY
                                 HENDERSON, NV  89015
                                    (702) 558-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                --------------------
                                    LEV M. DAWSON
             CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                VALENCE TECHNOLOGY, INC.
                                  301 CONESTOGA WAY
                                 HENDERSON, NV  89015
                                   (702) 558-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 --------------------
                                      Copies to:
                                ANDREI M. MANOLIU, ESQ.
                                  BRETT D. WHITE, ESQ.
                                  COOLEY GODWARD LLP
                                 FIVE PALO ALTO SQUARE
                                  3000 EL CAMINO REAL
                                PALO ALTO, CA 94306-2155
                                    (650) 843-5000
                                 --------------------
                    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                 --------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  / /

                          CALCULATION OF REGISTRATION FEE

                                                    PROPOSED           PROPOSED
       TITLE OF                                     MAXIMUM             MAXIMUM
   SECURITIES TO BE           AMOUNT TO BE      OFFERING PRICE         AGGREGATE           AMOUNT OF
      REGISTERED              REGISTERED(1)       PER SHARE(2)      OFFERING PRICE(2)   REGISTRATION FEE
------------------------    ----------------    ---------------    -----------------    ----------------
Series B $.001 par value    4,535,261 shares        $8.625             $39,116,626         $10,875

     (1) Pursuant to rule 416 of the Securities Act of 1933, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.

     (2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, based on the average of the high and low prices of the Valence Technology, Inc. common stock as reported on the Nasdaq National Market on December 14, 1998.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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--------------------------------------------------------------------------------

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION (DECEMBER 21, 1998)

                                     PROSPECTUS

                              VALENCE TECHNOLOGY, INC.

                                  2,400,932 SHARES

                                    COMMON STOCK

     Selling stockholders identified in this prospectus are selling 2,400,932 shares of common stock of Valence Technology, Inc. These shares are issuable to the selling stockholders upon the conversion of preferred stock and exercise of warrants issued to them in a private financing. Valence will not receive any of the proceeds from the sale of shares by the selling stockholders. Valence's common stock is listed on the Nasdaq National Market under the symbol "VLNC." On December 18, 1998, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $7 5/8.

     INVESTING IN VALENCE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     The Valence shares offered or sold under this prospectus have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The selling stockholders may sell the shares of Valence common stock described in this prospectus in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution" on page 14.

The Company's address and telephone number is: Valence Technology, Inc., 301 Conestoga Way, Henderson, NV 89015, (702) 558-1000


          THE DATE OF THIS PROSPECTUS IS                 , 1998.

                          WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

- Annual Report on Form 10-K for the year ended March 29, 1998, filed June 29, 1998;

-    Current Report on Form 8-K, dated July 27, 1998 and filed August 4, 1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended June 28, 1998, filed August 11, 1998;

- Quarterly Report on Form 10-Q, for the fiscal quarter ended September 27, 1998, filed November 12, 1998;

- Current Report on Form 8-K, dated December 18, 1998 and filed December 21, 1998; and

- The description of the common stock contained in Valence's Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

          You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

               Valence Technology, Inc.
               301 Conestoga Way
               Henderson, NV  89015
               (702) 558-1000
               http://www.valence-tech.com

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.

                                       2.

                  DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Those statements include words such as "anticipate," "estimate," "project," "intend," and similar expressions which we have used to identify these statements as forward-looking statements. These statements appear throughout this prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to the operations of Valence or related industry developments. You are cautioned that any such forward-looking statements do not guarantee future performance and involve risks and uncertainties, and that actual results could differ materially from those discussed here and in the documents incorporated by reference in this prospectus.

                                      SUMMARY

     Valence Technology, Inc. was incorporated in Delaware in March 1989 under the name Ultracell, Inc. It changed its name to Valence Technology, Inc. in March 1992. Our executive offices are currently located at 301 Conestoga Way, Henderson, Nevada 89015 and the telephone number is (702) 558-1000.

OUR BUSINESS

     We are engaged in research and development to produce advanced rechargeable batteries based upon lithium ion and polymer technologies. Our objective is to become a leading provider of rechargeable batteries. In July 1995, we announced that we had a license to a plastic lithium battery technology from Bell Communications Research, Inc. Since that time, we have been working to integrate the Bell Communications technology with our own lithium polymer battery technology. At the same time, we have continued the redesign and modifications to our manufacturing equipment in Northern Ireland to support the potential future commercial introduction of this new battery design.

     THE MARKET FOR OUR BATTERIES. Widespread use of a variety of portable consumer electronics such as portable computers, cellular telephones, camcorders and handheld power tools, as well as continued demand from conventional applications such as automobiles, have resulted in large markets for rechargeable batteries. These new and conventional applications are placing growing demands on existing battery technologies to deliver increasing amounts of electricity through smaller and lighter batteries. In some cases, current battery capabilities are a major limitation to the introduction of enhanced electronic products.

     OUR STAGE OF DEVELOPMENT. We are a development stage company whose primary activities to date have been acquiring and developing technology, implementing a production line, manufacturing limited quantities of prototype batteries, recruiting personnel and obtaining capital. However, our current research prototype batteries meet some of the exacting specifications demanded by the marketplace. Except for insubstantial revenues from limited sales of prototype lithium polymer batteries, we derive substantially all of our revenues from a completed research and development contract with the Delphi Automotive Systems Group of General Motors Corporation, and we presently have no products available for sale. We completed our agreement with Delphi in March 1998, and we do not expect further revenues from the Delphi collaboration after August 1998. Prior to commencing volume production, we do not expect to receive any significant revenues from the sale of our products. To achieve profitable operations, we must successfully develop, manufacture and market our products. There is a risk that we will not develop or manufacture our products at an acceptable cost or with appropriate performance characteristics, and that we will not be able to successfully market such products or that such products will achieve market acceptance.

     We have negative working capital and have sustained recurring losses related primarily to the development and marketing of our products. We have and will continue to devote a significant amount of management time in fiscal 1999 to obtaining financing. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The effects of any such adjustments, if necessary, could be substantial.

                                       3.

OUR RECENT FINANCING

     In July 1998, we raised $10,000,000 in the first installment of a debt and equity financing, which ultimately may raise up to $25,000,000. The first installment comprised the sale, for $7,500,000, of 7,500 shares of our Series A Preferred Stock and a warrant to purchase 447,761 shares of Valence common stock, to a single institutional investor, and a loan of $2,500,000 from Baccarat Electronics, an affiliate of a director of the Company. In December 1998 the investor completed the equity portion of the financing by purchasing, for $7,500,000, 7,500 shares of our Series B Preferred Stock and a warrant to purchase 447,761 shares of Valence common stock. Baccarat's loan agreement with the Company for an additional $7,500,000 remains in place. The Company issued to Baccarat in connection with the draw down of the $2,500,000 loan to the Company a warrant to purchase 149,254 shares of Valence common stock. The Company will issue additional warrants to Baccarat in the amount of 447,761 shares the Company's Common Stock multiplied by the fraction equal to the dollar amount of additional loans actually made to the Company divided by $7,500,000. In connection with the July portion of the financing, we issued to the placement agent in the financing as a portion of its compensation a warrant to purchase 87,500 shares of our common stock. We issued another such warrant in connection with the December portion of the financing.

                                       4.

                                    RISK FACTORS

     AN INVESTMENT IN THE SHARES OF VALENCE COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT MAKE SUCH AN INVESTMENT IF YOU CANNOT AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING VALENCE AND ITS BUSINESS BEFORE PURCHASING ANY SHARES OF THE VALENCE COMMON STOCK.

DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY; GOING CONCERN

     We commenced operations in 1989 and are a development stage company. We have derived our revenues solely from a research and development contract with Delphi Automotive Systems Group, which we completed in May 1998. We have generally incurred operating losses since inception and have had an accumulated deficit as of September 27, 1998, the end of our second 1999 fiscal quarter, of $137,254,000. We presently have no products available for sale, although we have developed working prototypes of our lithium polymer batteries. We cannot anticipate when, or if, we will generate significant revenues in the future. There is a risk that we will not achieve or sustain significant revenues or profitability in the future. We have devoted a significant amount of management time in fiscal 1999 to obtaining financing. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The effects of any such adjustments, if necessary, could be substantial.

ADDITIONAL FINANCING NEEDS; ACCESS TO CAPITAL

     We have negative working capital and have sustained recurring losses related primarily to the development and marketing of our products. In July and December 1998, we raised an aggregate of $17,500,000 in a debt and equity financing. We will need to secure additional financing in order to continue operations past 1999 unless we begin to generate significant operating revenue, or secure additional financing. We have implemented certain capital equipment reductions and are actively pursuing capital grant advances from the Northern Ireland Industrial Development Board ("IDB"). IDB financing is contingent on us achieving cumulative revenues from sale of batteries of $4 million. There is a risk that we will not achieve this level of revenue over the short term, or at all. If we are unable to achieve profitability and we are unable to secure additional financing on acceptable terms, we will be unable to continue to fund our operations. In addition, we will be unable to implement our business strategy and will be required to further delay, scale back or eliminate certain of our research and product development programs, or to license to third parties rights to commercialize products or technologies that we would otherwise seek to develop ourselves. The unavailability of adequate funds in the near future would have a material adverse effect on the Company's business, financial condition and results of operations.

DILUTION AS A RESULT OF CONVERSION OF PREFERRED STOCK AND EXERCISE OF
WARRANTS

     One of the selling stockholders holds 7,500 shares of our Series A Preferred Stock and 7,500 shares of our Series B Preferred Stock, which are convertible into Valence common shares. See "Selling Stockholders" on page 13 and "Summary--Our Recent Financing" on page 4.

     Each share of Series A Preferred Stock is convertible into a number of shares of Valence common stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from July 27, 1998 to, and including, the date of conversion, by (ii) a conversion price which is $6.03 per share.

     Each share of Series B Preferred Stock is convertible into a number of shares of Valence common stock equal to the quotient obtained by dividing (i) one thousand plus the product of 60x(N/365), where N is equal to the number of days from December 18, 1998 to, and including, the date of conversion, by
(ii) a conversion price which is $6.03 per share, until July 27, 1999. After July 27, 1999, the conversion price will be the lower of $6.03 and 101% of the average of the six (6) lowest of the closing bid prices of Valence common stock for a period of 10 consecutive trading days ending on the trading day immediately preceding the conversion date. Therefore, from and after July 28, 1999 the number of shares of Valence common stock issuable upon conversion of the Series B Preferred Stock will be inversely proportional to the market price of the Valence common stock at the time of conversion at any time when the market price is less than $6.03 (i.e., the number or shares will increase as the market

                                       5.

price of the Valence common stock decreases). We have issued warrants to purchase Valence common stock in connection with the issuance of Series A Preferred Stock and Series B Preferred Stock, and have and will continue to issue warrants to purchase Valence common stock in connection with the loans from Baccarat. See "Summary--Our Recent Financing" on page 4. Except with respect to certain redemption rights of us for the Series A Preferred Stock and Series B Preferred Stock and the limitation under Nasdaq National Market regulations which limit the aggregate number of shares of Valence common stock that we may issue at a discount from market price upon conversion of the Series A Preferred Stock and Series B Preferred Stock and exercise of the warrants without stockholder approval (which stockholder approval we have agreed to request), there is no cap on the number of shares of Valence common stock that we may issue. In addition, the number of shares of Valence common stock issuable upon the conversion of the Series A Preferred Stock and Series B Preferred Stock and the exercise of the warrants is subject to adjustment upon the occurrence of certain dilutive events. For a further description of the rights of holders of Series A Preferred Stock and Series B Preferred Stock, see our Current Reports on Form 8-K, File No. 0-20028, filed August 4, 1998 and December 21, 1998, including the exhibits attached to such reports.

     The selling stockholders hold outstanding warrants to acquire 1,219,776 shares of Valence common stock, of which 535,261 shares of Valence common stock are covered by the registration statement containing this prospectus and the remainder are covered by another registration statement. If the selling stockholders exercise the warrants or convert the Series A Preferred Stock and Series B Preferred Stock and sell the resulting shares of Valence common stock into the market, such sales could have a significant negative effect on the market price of the Valence common stock and could materially impair our ability to raise capital through the future sale of equity securities.

DEPENDENCE ON OUTSIDE PARTIES

     We expect to rely on a limited number of alliances for development funds, products design and development, volume purchase orders and manufacturing and marketing expertise. We have received substantially all our revenues to date from a research and development agreement with Delphi Automotive Systems Group, which we completed in May 1998. Although we have held discussions with OEMs in the portable consumer electronics and telecommunications markets about possible strategic relationships as a means to accelerate introduction of its batteries into these markets, there is a risk that we will not be able to enter into any such alliances. Even if we successfully initiate alliances, there is a risk that the strategic alliances will not achieve their goals. The success of any strategic alliance is dependent upon the general business condition of the partner, its commitment to the strategic alliance and the skills and experience of its employees responsible for the strategic alliance.

UNCERTAINTY OF MARKET ACCEPTANCE

     To be successful, our batteries must gain broad market acceptance.
There is a risk that such market acceptance will not be achieved. In addition, we must configure lithium polymer batteries to the requirements of each application. To determine such requirements, we will be dependent upon OEMs into whose products our batteries will be incorporated. There is a risk that the Company will not receive adequate assistance from OEMs to successfully commercialize our products. Furthermore, there is a risk that the perceived safety risks associated with lithium will impede acceptance of our batteries by OEMs or end users. In addition, to implement successfully our strategy, we will have to develop a sizeable sales staff and product support capabilities, as well as third party and direct distribution channels. There is a risk that we will not be able to establish sales and product support capabilities, or be successful in its sales and marketing efforts.

UNCERTAINTY REGARDING ABILITY TO DEVELOP COMMERCIAL MANUFACTURING CAPABILITY

     To be successful, we must manufacture commercial quantities of high quality products at competitive costs. We produced our research prototype battery using thin film laminate technology. The cathode and anode matrix layers, and separator matrix layer are manufactured utilizing coating techniques. These matrix layers may be either cut or stamped out into various engineered configurations, which are then laminated together to form cells. These cells can then be stacked and connected to form a functional battery, which is finally packaged and tested.

     Even if our current research and development activities result in the design of batteries with commercially desirable characteristics, to be successful we will have to manufacture in commercial quantities products with appropriate performance characteristics at competitive costs. At

                                       6.

present, we have, at our Henderson, Nevada facility, manual and semi-automated coating, laminating, assembly and packaging lines that produce small quantities of prototype batteries for internal testing and customer sampling. For coating the matrix layers, we are adapting existing manufacturing technologies and processes. However, further development of manufacturing technology may be delayed pending further research and development activities by us and the definition of manufacturable specifications with OEM customers.

     In September 1993, we signed an agreement to open an automated manufacturing plant in Mallusk, Northern Ireland. We currently occupy 80,000 square feet, and may add 50,000 square feet at some point in the future. We, with our equipment suppliers, have designed and constructed a high volume, automated assembly and packaging lines for the Northern Ireland facility. We designed our high volume manufacturing equipment specifically for use with our prior metallic lithium anode technology. We are working with our equipment suppliers to redesign and modify this equipment to work with our newest battery technology. The amount of redesign and modification that is required is substantial and there is a risk that such redesign and modifications will not work and will not be cost effective. If we cannot effectively redesign and modify all or some of the equipment in Northern Ireland, we will have to procure new equipment at considerable expense and loss of time.

     We have delivered the first automated assembly lines to the Northern Ireland facility. De-bugging of the lines has proceeded more slowly than expected. The lines' reliability and yield are predictably low, although we believe that we will eventually reach our production goals. We expect this line to complete safety testing in the first quarter of calendar 1999 but there is a risk as to the timing or even the success of this safety-testing process. Upon successful safety testing of the lines, we expect to send product samples to potential customers for evaluation. We have started the first line initially to produce our larger portable-computer cell format (approximately four inches by four inches) battery.

     We have been unable to meet our prior schedules regarding delivery, installation, de-bugging and qualification of the Northern Ireland production equipment, due to unforeseen problems. As most of the production equipment is being custom manufactured for us, there is a risk that further unforeseen problems will develop and cause delay in our current schedules. We are scaling up many of the manufacturing processes that we are implementing in this production equipment up for the first time from our laboratory scale prototype work. It is likely that some of these scaled up processes will require refinement, adjustment or redesign. Any of these possibilities could cause substantial delay in the qualification and/or production start-up of this equipment. In addition, the current political instability in Northern Ireland, which to date has had no negative impact on our manufacturing plant, could cause unforeseen delays in the future. Such delays could cause us to miss significant sales and marketing opportunities, as potential lithium polymer battery customers are forced to find other vendors to meet their needs. Additionally, even if we are able to qualify production equipment in this calendar year, the reliability and/or production yields may not allow us to provide sufficient qualification samples to potential customers.

     From our discussions with potential customers, we expect that customers will require an extensive qualification period once the customer receives its first commercial product off a production line. To date, we have not provided any such commercial product to any potential customer, and therefore, have not started any product qualification period.

INTENSE COMPETITION

     Competition in the battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than those that we have. We believe that our lithium polymer batteries will compete in most segments of the rechargeable battery market.

     In the rechargeable battery market, the principal competitive technologies currently marketing are NiCad batteries, lead acid batteries, nickel metal hydride batteries and liquid electrolyte lithium ion batteries. Eveready, Sanyo Electric Co., Ltd., and Matsushita Industrial Co., Ltd., among others, currently manufacture NiCad batteries. Major lead acid manufacturers include Delphi Automotive Systems Group, Johnson Controls, Exide Corp., Portable Energy Products, Inc., Hawker Energy Products and Yuasa Battery Co., Ltd. Manufacturers of nickel metal hydride batteries include Matsushita Industrial Co., Ltd., Toshiba, Eveready, Sanyo Electric Co. and Sony. Sony produces a liquid electrolyte lithium ion battery used in Sony's products and sold to OEMs. Toshiba has a joint venture with

                                       7.

Asahi Chemical Industry Company to manufacture liquid electrolyte lithium ion batteries. In addition, Saft American Inc., Ray O Vac, PolyStor Corp., Matsushita Industrial Co., Ltd., Moli Energy and Sanyo Electric Co., Ltd. have developed liquid electrolyte lithium ion batteries. The capabilities of many of these competing technologies have improved over the past year, which has resulted in a customer perception that our lithium polymer technology may not offer as many advantages as previously anticipated. Sony has consistently been improving the energy density of its lithium ion battery over the last several years.

     Liquid electrolyte lithium ion batteries offer significant advantages in energy density and cycle life over the principal rechargeable battery technologies currently in use and we expect them to be the emerging technology most competitive to our technology. Sony or other manufacturers are offering liquid electrolyte lithium ion batteries in the marketplace and to OEMs in substantial volumes prior to our commencement of volume production. As OEMs frequently require extensive lead times to design new batteries into our products, the availability of liquid electrolyte lithium ion batteries could materially adversely affect the demand for, and market acceptance and penetration of, our products.

     In addition to currently marketed technologies, a number of companies are undertaking research in rechargeable battery technologies, including work on lithium polymer technology. Reportedly, as many as eleven other companies have taken licenses to Bell Communication's battery technology, although their identities have not been announced. Ultralife Batteries, Inc., which acquired Dowty Battery Company in the United Kingdom in 1994, has announced shipment of prototype lithium ion polymer batteries, and has announced plans to begin commercial shipments in 1998. Hydro-Quebec in Canada has signed an agreement with Yuasa Battery Co., Ltd., of Japan for technology transfer and the manufacture of lithium ion polymer batteries. Recently, Hydro-Quebec and Yuasa have announced the introduction of such a rechargeable lithium polymer battery. We believe that other research and development activities on lithium polymer batteries are taking place at W. R. Grace & Co., 3M, and Ray O Vac in the U.S. and at other companies in Japan and Malaysia. In May 1995, Moltech Corp. announced that it expected to begin production shipments of its lithium polymer batteries in mid-to-late 1996. This was subsequently modified to 1998. In October 1992, the United States Advanced Battery Consortium ("USABC") awarded the first $6,300,000 of a three-year $24,500,000 contract to a group consisting of W. R. Grace & Co., Johnson Controls and affiliated laboratories to develop a thin-film lithium polymer bipolar battery utilizing solid polymer electrolytes. At that time, the USABC also awarded a three-year $17,300,000 contract to Saft America Inc. to pursue a bipolar form of the lithium iron disulfide battery first developed at the Argonne National Laboratory. In December 1993, the USABC announced the grant of a two-year $33,000,000 contract to a partnership formed by 3M, Hydro-Quebec and Argonne for the development of lithium polymer batteries for electric vehicles, for which a second phase was announced in February 1996, for $27,400,000. We also believe that research is underway on zinc air, aluminum air, sodium sulfur, zinc bromine and nickel zinc battery technology. There is a risk that such companies are developing batteries similar or superior to the Company's lithium polymer batteries.

UNCERTAINTY REGARDING PROTECTION OF INTELLECTUAL PROPERTY

     Our ability to compete effectively will depend in part on our ability to maintain the proprietary nature of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements.

     As of September 27, 1998, we held 185 United States patents and had 55 patent applications pending in the United States. We are preparing 86 additional patent applications for filing in the United States.
Additionally, we are actively pursuing foreign patent protection in countries of interest to us. As of September 27, 1998, we have been granted 21 foreign patents and had 101 patent applications pending in foreign countries.

     Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions. There is a risk that our pending patent applications will not result in issued patents and that any of our issued patents will not afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus there is a risk that foreign patent applications related to issue

                                       8.

United States patents will not issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less patent protection than the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, there is a risk that patent applications filed by the Company will result in patents being issued and that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. In addition, there is a risk that patents issued to us will be infringed upon or designed around by others and that others will obtain patents that we would need to license or design around. If existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies to obtain licenses. If we are found to be infringing third party patents, there is a risk that licenses that products might require would not be available on reasonable terms, if at all.

     In addition to potential patent protection, we rely on the laws of unfair competition and trade secrets to protect our proprietary rights. Our attempts to protect our trade secrets and other proprietary information through agreements with customers and suppliers, proprietary information agreements with employees and consultants and other security measures. Although we intend to protect our rights vigorously, there is a risk that these measures will not be successful.

EXPOSURE TO LIABILITY DUE TO ACCIDENTS OCCURRING FROM USE OF BATTERIES

     Battery technologies vary in relative safety as a result of their differing chemical compositions. Most battery technologies incorporate a liquid electrolyte that, if leaked, may be dangerous. In addition, in the event of a short circuit or other physical damage to the battery, the liquid electrolyte may be free to flow to the reaction site and produce a continuous chemical reaction. This reaction may result in excess heat or a gas release and, if not properly released, may be explosive. Our lithium polymer battery technology appears to avoid these risks, because the liquid electrolyte in our current research prototypes is held in the solid polymer matrix and should not be free to leak or freely flow to a reaction site.

     We have not fully completed safety testing and do not know whether the advantages inherent in our technology will make the battery as safe or safer than other battery technology. As part of our safety testing program, prototype batteries of various sizes, designs and chemical formulations are subject to abuse testing, where the battery is subjected to conditions outside the expected normal operating conditions of the battery. While some prototype batteries have survived these tests, others have vented gases containing vaporized solvents from the electrolyte, which have caught fire. Such results were generally expected and, until the testing is completed, we cannot make a valid determination as to the safety envelope in which the battery must be operated. Additionally, each new battery design requires new safety testing. Therefore, there is a risk that safety problems will develop with respect to the Company's battery technology that would prevent commercial introduction.

     Our products will incorporate materials containing lithium ions. While these materials are less reactive than metallic lithium, which is known in its metallic form to cause explosions and fires if not properly handled, it is possible that these materials will require special handling. Although we believe that our research prototype batteries designed for portable electronics applications do not present safety risks substantially different from those inherent in currently marketed non-lithium batteries or other liquid electrolyte lithium ion batteries, there is a risk that safety problems will develop in the future. We are aware that if the amounts of active materials in the anode and cathode are not properly balanced and the charge/discharge regime is not properly managed, metallic lithium may be plated within the battery packaging. The plating of lithium in a lithium ion battery is a dangerous situation, and other lithium ion battery manufacturers include special safety circuitry within the battery to prevent such a condition. We expect that our customers will have to use such circuitry.

     We are currently conducting research to determine whether our lithium polymer battery technology poses increased risks when used in larger sized batteries because of the greater amount of ionic lithium contained in the battery and the increased amount of energy stored in the battery.

     We incorporate safety policies in our research and development activities and will do so in our manufacturing processes, designed to minimize safety risks, although there is a risk that an accident in our facilities will occur. Any accident, whether with the use of a battery or in our operations, could result in significant delays or claims for damages

                                       9.

resulting from injuries, which would adversely affect our operations and financial condition.

UNCERTAINTY ARISING FROM REGULATION

     Prior to the commercial introduction of our batteries into a number of markets, we may seek to obtain approval of our products by one or more of the organizations engaged in testing product safety. Such approvals could require significant time and resources from our technical staff and, if redesign were necessary, could result in a delay in the introduction of our products.

     The regulations of the United States Department of Transportation ("DOT"), required a permit to transport lithium across state lines. The International Air Transport Association ("IATA") similarly regulates the international shipment of lithium. At this time, lithium ion batteries, because they contain no metallic lithium, are not subject to these regulations and are being freely shipped. However, due to recent safety incidents, including fires, with the shipment of lithium-ion batteries produced by other manufacturers, the DOT has indicated that it is reviewing this position, and there is a risk that DOT or IATA will decide to regulate the shipment of lithium ion batteries in the future. While, in such an event, we believe that DOT has granted permits for, and IATA has allowed, the transport of rechargeable lithium-based batteries in the past, there is a risk that DOT and IATA would not permit our batteries to be shipped or used by the general public, and that changes in such regulations, or in their enforcement, will impose costly requirements or otherwise impede the transport of lithium. In addition, the DOT and IATA approval processes would require significant time and resources from our technical staff and if redesign were necessary, could delay the introduction of our products.

     The Nevada Occupational Safety and Health Administration and other regulatory agencies have jurisdiction over the operation of our Henderson, Nevada manufacturing facilities, and similar regulatory agencies have jurisdiction over our Mallusk, Northern Ireland manufacturing facilities. Because of the risks generally associated with the use of lithium, we expect rigorous enforcement. There is a risk that we will encounter difficulties in complying with applicable health and safety regulations. Historically, lithium battery manufacturers have suffered significant damage and losses to equipment, facilities and production from fires and other industrial accidents. There is a risk that we too will sustain such damage and losses.

     Federal, state and local regulations impose various environmental controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries. Although we believe our activities conform to current environmental regulations, there is a risk that changes in such regulations will impose costly equipment or other requirements. Any failure by us to adequately control the discharge of hazardous wastes could also subject it to future liabilities.

LEGAL PROCEEDINGS

     In May 1994, a series of class action lawsuits was filed in the United States District Court for the Northern District of California against us and certain of our present and former officers and directors. These lawsuits were consolidated, and in September 1994 the plaintiffs filed a consolidated and amended class action compliant. Following the court's orders on motions to dismiss the complaint, which were granted in part and denied in part, the plaintiffs filed an amended complaint in October 1995. The complaint alleges violations of the federal securities laws against us, certain of our present and former officers and directors, and the underwriters of our public stock offerings, claiming that the defendants issued a series of false and misleading statements, including in filings with the Securities and Exchange Commission, with regard to business and future prospects. The plaintiffs seek to represent a class of persons who purchased Valence common stock between May 7, 1992 and August 10, 1994. The complaint seeks unspecified compensatory and punitive damages, attorney's fees and costs.

     On January 23, 1996, the court dismissed, with prejudice, all claims against the underwriters of our public stock offering, and one claim against us and our present and former officers and directors. On April 29, 1996, the court dismissed with prejudice all remaining claims against a present director and limited claims against a former officer and director to the period when that person was an officer. In December 1996, we and the individual defendants filed motions for summary judgement, which the plaintiffs opposed. In November 1997, the court granted our motion for summary judgment and entered a judgment in favor of all defendants. Plaintiffs have appealed and the case is pending before the United States Court of Appeals for the Ninth Circuit.

                                       10.

     In September 1998, Klockner Bartelt/Medipak, Inc. d/b/a/ Klockner Medipak filed suit against us in the United States District Court for the Middle District of Florida (File No. 98-1844-Civ-7-24E) alleging breach of contract by us with respect to an agreement for the supply of battery manufacturing equipment, and claims damages of approximately $2,500,000. Although we believe that we have meritorious defenses to this suit, if it is resolved unfavorably to us it could have a material adverse effect on our financial condition.

     In June 1998, we filed a lawsuit in the Superior Court of California, Santa Clara County, against L&I Research, Inc., Powell Electrical Manufacturing Company and others seeking relief based on rescission and damages for breach of a contract. In September 1998, Powell filed a cross-complaint against us and others (File No. CV 7745534) claiming damages of approximately $900,000. The cross-complaint alleges breach of written contract, oral modification of written contract, promissory estoppel, fraud, quantum meruit, and quantum valebant. In October 1998, we filed a demurrer to the third cause of action for oral modification and fifth cause of action for fraud in the cross-complaint and Powell demurred to the complaint. On December 10, 1998, we filed a first amended complaint. On December 18, 1998, the Court sustained our demurrer to the fifth cause of action for fraud and overruled the demurrer to the third cause of action for oral modification. The Court also denied Powell's demurrer as moot. Although we believe that we have meritorious defenses to the cross complaint, if it is resolved unfavorably to us it could have a material adverse effect on our financial condition.

                                        11.

                                  USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of Valence common stock by the selling stockholders.

                            PRICE RANGE OF COMMON STOCK

     Since May 7, 1992, Valence's stock, par value $0.001, has been traded on the Nasdaq National Market under the symbol "VLNC." A summary of the high and low closing sales prices during each quarter for Valence common stock on the Nasdaq National Market follows:

FISCAL 1997                                                     HIGH         LOW
------------------------------------------------------------   -------     -------
Quarter ended June 30, 1996                                    $7-5/15      $4-1/8
Quarter ended September 29, 1996                                 6-1/6       3-5/8
Quarter ended December 29, 1996                                  5-7/8       4-1/8
Quarter ended March 30, 1997                                         7      4-3/16

FISCAL 1998

Quarter ended June 29, 1997                                        $10      $5-3/4
Quarter ended September 28, 1997                                 9-1/8       6-7/8
Quarter ended December 28, 1997                                      9       4-1/4
Quarter ended March 29, 1998                                     6-1/2       4-1/4

FISCAL 1999

Quarter ended June 28, 1998                                     $6-1/8    $4-21/32
Quarter ended September 27, 1998                                 5-3/4      3-7/16
Quarter ending December 27, 1998 (through December 18, 1998)    10-7/8       4-1/8


     The approximate number of record holders of the Company's Common stock as of November 1, 1998, was 712.

                                  DIVIDEND POLICY

     Valence has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future.


                                        12.

                                SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders, the number of shares of Valence common stock owned by each of them as of the date of this prospectus and the number of shares of Valence common stock which may be offered pursuant to this prospectus. The information is based up information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of their shares of Valence common stock.

                               Common Stock Beneficially        Common Stock      Beneficially Owned
Name                           Owned Prior to Offering (1)      Offered Hereby     After Offering (2)     Percent(2)
                               ---------------------------      --------------    -------------------     ----------
CC Investments, LDC (3)                 1,321,598                 2,313,432             1,321,598            4.9%

Gemini Capital, L.L.C. (4)               175,000                    87,500               87,500               *

*  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Valence common stock shown as beneficially owned by them.

(2) Assumes the sale of all shares offered by this prospectus. Percentage calculations are based upon 25,649,800 shares of Valence common stock outstanding as of November 1, 1998.

(3) CC Investments, LDC owns 7,500 shares of Series A Preferred Stock and 7,500 shares of Series B Preferred Stock of Valence, plus warrants to purchase up to 895,522 shares of Valence common stock at a price of $6.78 per share. Castle Creek Partners LLC, as the investment advisor to CC Investments, LDC, has voting control and investment discretion over the securities held by CC Investments, LDC. Pursuant to the terms of the Series A Preferred Stock, Series B Preferred Stock and such warrants, CC Investments, LDC cannot convert or exercise any portion of such Series A Preferred Stock, Series B Preferred Stock or exercise the warrants if such conversion or exercise would increase CC Investments, LDC's beneficial ownership of Valence common stock to in excess of 4.9%. Absent such limitations, the number of shares of Valence common stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock and exercise of the warrants held by CC Investments, LDC, as of December 18, 1998, would have been 3,414,366 shares, which would constitute 11.7% of the outstanding shares of Valence common stock.

Because the number of shares of Valence common stock that will ultimately be issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock is dependent, subject to certain limitations, upon the length of time such stock is held and certain antidilution adjustments and, in the case of the Series B Preferred Stock after July 27, 1999, the average of six of the ten closing bid prices of the Valence common stock prior to conversion (see "Risk Factors-- Dilution as a Result of Conversion of Preferred Stock and Exercise of Warrants" on page 5), the number of shares of Valence common stock issuable to CC Investments, LDC (and therefore the number of shares of Valence common stock offered hereby) cannot be determined at this time. Pursuant to the regulations of the National Association of Securities Dealers, in the absence of stockholder approval, the aggregate number of shares of Valence common stock issuable at a discount from market price upon conversion of the Series A Preferred Stock and Series B Preferred Stock and exercise of the warrants may not exceed 19.99% of the outstanding shares of Valence common stock. Unless stockholder approval is obtained to issue Valence common stock in excess of the maximum amount set forth above, CC Investments will not be entitled to acquire more than such maximum amount. Any Series A Preferred Stock or Series B Preferred Stock which may not be converted because of such limitation may be redeemed by the Company.

The shares of Valence common stock offered by this prospectus are the shares issuable upon conversion of the Series B Preferred Stock and upon exercise of the warrant to purchase 447,761 shares of Valence common stock issued to CC Investments, LDC in connection with the issuance of the Series B Preferred Stock. The shares are being registered by Valence pursuant to an agreement between Valence and CC Investments. The shares of Valence

                                       13.

common stock issuable to CC Investments, LDC pursuant to the conversion of the Series A Preferred stock and upon exercise of the warrant to purchase 447,761 shares of Valence common stock issued in connection with the issuance of the Series A Preferred Stock are registered under a separate registration statement.

(4) Gemini Capital, L.L.C. acted as placement agent in the private placement of Series A Preferred Stock and Series B Preferred Stock of the Company, for which it received commissions of $750,000 and warrants to purchase 175,000 shares of
Valence common stock at an exercise price of $4.9375 per share.   Of the 175,000
shares of Valence common stock issuable to Gemini Capital, 87,500 shares are being offered pursuant to this prospectus and the remaining 87,500 shares are registered for resale under a separate registration statement.

                                PLAN OF DISTRIBUTION

     The shares of Valence common stock offered by this prospectus may be sold from time to time by the selling stockholders to purchasers directly by any of the selling stockholders in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees of commissions in connection therewith.

     Any of the selling stockholders may from time to time offer shares of Valence common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and the purchasers of the shares for whom they may act as agent. Each selling stockholder will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders from the sale of the shares of Valence common stock offered by them hereby will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Valence will not receive any of the proceeds from this offering. Alternatively, the selling stockholders may sell all or a portion of the shares of Valence common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers. Transactions through broker-dealers may, including block trades in which brokers or dealers will attempt to sell the shares of Valence common stock as agent but may position and resell the block as principal to facilitate the transaction, or one or more underwritten offerings on a firm commitment or best effort basis.

     From time to time, the selling stockholders may transfer, pledge, donate or assign shares of Valence common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of the prospectus. The number of the selling stockholders' shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of Valence common stock will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

     A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of Valence common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distribution of the shares of Valence common stock by such broker-dealers. In addition, the selling stockholder may, from time to time, sell short the shares of Valence common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of Valence common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

     CC Investments, LDC has agreed that on any day it will not sell Valence common stock on a public trading market in excess of the greatest of (i) 30,000 shares, (ii) 15% of the total number of shares of Valence common stock sold on the Nasdaq National Market during such trading day, and (iii) 15% of the average daily trading volume on the Nasdaq

                                      14.

National Market for the five consecutive trading days immediately preceding such sale, unless such shares are sold at a price in excess of $12.00 per share.

Shares of Valence common stock to be sold hereunder may be issued upon conversion of the Series A Preferred Stock and/or Series B Preferred Stock in accordance with their terms or upon exercise of warrants, or in other transactions with Valence Company involving the Series A Preferred Stock and/or Series B Preferred Stock and warrants, including, without limitation, issuance of shares of Valence common stock in exchange for shares of Series A Preferred Stock and/or Series B Preferred Stock, or in settlement of claims with respect to rights of holders of Series A Preferred Stock and/or Series B Preferred Stock.

     The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of Valence common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of Valence common stock described herein, and any selling stockholder may transfer, devise or gift such securities by other means not described herein.

     To the extent required, the specific shares of Valence common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. Valence entered into a registration rights agreement in connection with the private placement of the shares of Series A Preferred Stock and Series B Preferred Stock which required it to register the underlying shares of Valence common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides for cross-indemnification of the selling stockholders and Valence and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the shares of Valence common stock, including liabilities under the Securities Act, and to contribute to payments the parties may be required to make in respect thereof.

     Valence will pay substantially all of the expenses incurred by the selling stockholders and Valence incident to the offering and sale of the shares of Valence common stock underlying the Series A Preferred Stock, Series B Preferred Stock and warrants, excluding any underwriting discounts or commissions.

                                   LEGAL MATTERS

     The validity of the shares of Valence common stock offered hereby will be passed upon for Valence by Cooley Godward LLP, Palo Alto, California.

                                      EXPERTS

     The consolidated balance sheets as of March 29, 1998 and March 30, 1997 and the consolidated statements of operations, shareholders' equity (deficit), and cash flows for the period from March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996 incorporated by reference in this registration statement, have been incorporated herein in the reliance on the report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                        15.

     NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR IMPLY THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                -------------------

                                 TABLE OF CONTENTS

                                                                      PAGE
WHERE YOU CAN FIND MORE INFORMATION.....................................2

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.........................3

SUMMARY.................................................................3

RISK FACTORS............................................................5

USE OF PROCEEDS........................................................12

PRICE RANGE OF COMMON STOCK............................................12

DIVIDEND POLICY........................................................12

SELLING STOCKHOLDERS...................................................13

PLAN OF DISTRIBUTION...................................................14

LEGAL MATTERS..........................................................15

EXPERTS................................................................15

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee.                                 $    10,875
NASD filing fee                                            -
Nasdaq listing fee.                                        -
Blue sky qualification fees and expenses.                  -
Printing and engraving expenses                            -
Legal fees and expenses                                5,000
Accounting fees and expenses.                          5,000
Transfer agent and registrar fees                          -
Miscellaneous                                          1,125
        Total                                     $   22,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

The Registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for act or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprise. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the Registrant maintains director and officer liability insurance which, subject to certain exceptions and limitations, insures directors and officers for any alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act in their respective capacities as directors and officer of the Registrant.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a)  EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT
-------     ------------------------------------------------------------------
4.1         Amended and Restated Securities Purchase Agreement, dated December
            11, 1998.(1)
4.2         Amended and Restated Registration Rights Agreement, dated December
            11, 1998.(1)
4.3         Certificate of Designation of Series B Convertible Preferred
            Stock, as filed with the Delaware Secretary of State on December
            17, 1998.(1)
4.4         Form of Warrant to CC Investments, LDC.(1)
4.5         Form of Warrant to Gemini Capital, L.L.C.(1)
5.1         Opinion of Cooley Godward LLP.
23.1        Consent of PricewaterhouseCoopers, LLP.
23.2        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1        Power of Attorney. See signature page.

(1) Incorporated by reference to the indicated exhibit to the Company's Current Report on Form 8-K, File No. 0-20028, filed December 21, 1998.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of periodic report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") containing information required to be included in a post-effective amendment that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contained a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Henderson, State of Nevada on December 18, 1998.

                             VALENCE TECHNOLOGY, INC.

                                  By:  /s/ Lev M. Dawson
                                     -------------------------------

                                  Lev M. Dawson
                                  Chairman of the Board, Chief
                                  Executive Officer and President


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lev M. Dawson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  SIGNATURE                          TITLE                                    DATE

 /s/ Lev. M. Dawson
 -----------------------------      Chairman of the Board, Chief Executive    December 18, 1998
 Lev M. Dawson                      Officer and President(Principal
                                    Executive Officer and Principal
                                    Financial and Accounting Officer)


/s/ Carl E. Berg
 -----------------------------      Director                                  December 18, 1998
 Carl E. Berg


 /s/ Alan F. Shugart
 -----------------------------      Director                                  December 18, 1998
 Alan F. Shugart


 /s/ Bert C. Roberts, Jr.
 -----------------------------      Director                                  December 18, 1998
 Bert C. Roberts, Jr.

                                 INDEX TO EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION OF DOCUMENT
-------     ------------------------------------------------------------------
4.1         Amended and Restated Securities Purchase Agreement, dated December
            11, 1998.(1)
4.2         Amended and Restated Registration Rights Agreement, dated December
            11, 1998.(1)
4.3         Certificate of Designation of Series B Convertible Preferred
            Stock, as filed with the Delaware Secretary of State on December
            17, 1998.(1)
4.4         Form of Warrant to CC Investments, LDC.(1)
4.5         Form of Warrant to Gemini Capital, L.L.C.(1)
5.1         Opinion of Cooley Godward LLP.
23.1        Consent of PricewaterhouseCoopers, LLP.
23.2        Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1        Power of Attorney. See signature page.


(1) Incorporated by reference to the indicated exhibit to the Company's Current Report on Form 8-K, File No. 0-20028, filed December 21, 1998.